Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-128105

PROSPECTUS

179,498 Shares

CAPTIVA SOFTWARE CORPORATION

Common Stock

This prospectus relates to the resale from time to time of up to 179,498 shares of our common stock by the selling stockholder, and the selling stockholder’s donees, pledgees or successors. On May 27, 2005, we issued the common stock to the selling stockholder in connection with our acquisition of SWT SA, a privately held société anonyme organized under the laws of the Republic of France, or SWT.

The selling stockholder may sell the common stock being offered by this prospectus from time to time on terms to be determined at the time of sale through ordinary brokerage transactions or through any other means described in this prospectus under “Plan of Distribution.” The selling stockholder may sell the shares in negotiated transactions or otherwise, at the prevailing market price for the shares or at negotiated prices. We will not receive any of the proceeds from the sale of the shares of our common stock by the selling stockholder.

Our common stock is quoted on The Nasdaq National Market under the symbol “CPTV.” The closing sale price of our common stock on September 28, 2005, as reported on The Nasdaq National Market, was $18.64 per share.

INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE “ RISK FACTORS” BEGINNING ON PAGE 3 OF THIS PROSPECTUS TO READ ABOUT FACTORS YOU SHOULD CONSIDER IN CONNECTION WITH PURCHASING OUR COMMON STOCK.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement (of which this prospectus is a part) is filed with the Securities and Exchange Commission and has become effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is October 18, 2005.

You should rely only on the information contained in this prospectus and any applicable prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover page of this prospectus or any applicable prospectus supplement and that the information incorporated in this prospectus or any applicable prospectus supplement by reference is accurate only as of the date of this prospectus or the prospectus supplement, regardless of the time of delivery of the prospectus or prospectus supplement or any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we are filing with the Securities and Exchange Commission, or SEC, on behalf of the selling stockholder, utilizing a “shelf” registration process. Under this shelf registration process, the selling stockholder may, from time to time until this registration statement is withdrawn from registration, sell the shares of our common stock covered by this prospectus in one or more offerings, subject to the restrictions described in this prospectus.

This prospectus provides you with a general description of the securities that the selling stockholder may offer. To the extent required, the number of shares of our common stock to be sold, the purchase price, the public offering price, the names of any such agent or dealer and any applicable commission or discount with respect to a particular offering by the selling stockholder will be set forth in an accompanying prospectus supplement.

SUMMARY INFORMATION

The following summary provides an overview of selected information and does not contain all the information that you should consider. You should carefully read both this prospectus, including the information under the section “RISK FACTORS” beginning on page 3, all documents incorporated by reference, the applicable prospectus supplement, together with the additional information described under the caption “WHERE YOU CAN FIND MORE INFORMATION,” beginning on page 17, before buying securities in this offering. Reference to “we,” “us,” “our,” “our company” and “Captiva” refers to Captiva Software Corporation and its subsidiaries, unless the context requires otherwise.

Captiva Software Corporation

Our Business

We are a leading provider of input management solutions designed to manage business-critical information from paper, faxed and electronic forms, documents and transactions into the enterprise. Our solutions automate the processing of billions of forms, documents and transactions annually, converting their content into information that is usable in database, document, content and other information management systems. We believe that our products and services enable organizations to reduce operating costs, obtain higher information accuracy rates and speed processing times. Our solutions serve thousands of users in insurance, financial services, banking, government, business process outsourcing, technology and other markets. Enterprises that have purchased our products and services include GEICO, American Express, Citicorp, the U.S. Patent and Trademark Office, EDS, IBM and Home Depot.

Our Solutions

Our products and services, which we refer to together as our “solutions,” allow our customers to realize the following benefits:

•	An Input Management Process That is Cost-Effective, Accurate and Timely. By automating previously manual processes, our solutions enable our customers to capture information from multiple sources in a more cost-effective, accurate and timely manner than otherwise possible. We believe our customers achieve lower operating costs, higher information accuracy rates and faster processing times.

•	Rapid Implementation Timeframes. Our products utilize graphically oriented, easy to use, development modules that enable rapid application development, testing and deployment. We also offer professional services to assist customers with these tasks or to perform them entirely on their behalf. Our solutions allow our customers to reduce implementation costs and shorten implementation timeframes.

•	A Highly Flexible, Open and Scalable System. Our products provide a modular platform using an open architecture that is scalable from a single personal computer to large, multi-user networks processing from several hundred to hundreds of thousands of forms and documents per day. This allows our customers to configure systems and supplement our solutions with third-party software and hardware in order to meet unique requirements and expand systems easily should the need arise.

•	Ease in Extracting and Exporting Information. Our solutions are able to extract and improve the accuracy of information and export information in multiple formats to almost any information management system. These capabilities allow our customers to deploy and benefit from a single, fully integrated input management platform.

•	The Application of Uniform Business Rules to All Sources of Information. Our solutions are able to consistently apply a configurable set of business rules to all forms and documents entering the organization throughout the input management process, regardless of their origin or format. This allows organizations to make a one-time investment in developing, testing and deploying these rules, and it allows the forms and documents to be automatically verified and properly routed.

Growth Strategy

Our objective is to extend our position as a leading provider of input management solutions. Key elements of this strategy include:

•	Leverage Our Existing Customer Base. We believe significant opportunities exist to expand the use of our solutions in our existing customer base. Our customers generally start by deploying our solutions on a departmental basis or for limited form or document types. Satisfaction with these initial deployments can lead to a broader or enterprise-wide adoption of our solutions.

•	Broaden Our Sales Channels and Expand Our Markets. We believe there are significant opportunities to increase sales of our solutions through resellers, system integrators and distributors. In addition, we intend to expand into lower volume segments by repackaging and repricing our solutions for these segments.

•	Expand Our International Presence. We believe there are significant opportunities to increase sales of our solutions in international markets. We believe the size and presence of our subsidiaries in the United Kingdom, Germany, France, Spain and Australia will improve our competitiveness in those countries.

•	Broaden Our Product Offerings. We intend to continue to develop and introduce new solutions that utilize our proven technologies and allow us to enter new markets. We believe that we can extend our position and increase our average selling price by offering a variety of software, services and hardware, including digital scanners and other third-party products, as part of the solutions we provide.

•	Pursue Strategic Acquisitions. We believe acquisitions of complementary technologies may allow us to expand our product offerings, augment our distribution channels, expand our market opportunities or broaden our customer base.

Our principal executive offices are located at 10145 Pacific Heights Boulevard, San Diego, California 92121, our telephone number is (858) 320-1000 and our Internet website address is www.captivasoftware.com. We were incorporated in January 1986 and were reincorporated in Delaware in September 1993. Our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K and all amendments to those reports that we file with the SEC are currently available free of charge to the general public through our website. These reports are accessible on our website at a reasonably practicable time after being filed with the SEC. The information on our website and other information that can be accessed through our website are not part of this prospectus.

Prior to making a decision about investing in our common stock, you should carefully consider the specific risks contained in the section entitled “RISK FACTORS” below, and any applicable prospectus supplement, together with all of the other information contained in this prospectus and any prospectus supplement or appearing or incorporated by reference in the registration statement of which this prospectus is a part.

RISK FACTORS

An investment in our common stock is risky. Prior to making a decision about investing in our common stock, you should carefully consider the following risks factors and the risk factors described in any applicable prospectus supplement, together with all of the other information contained in this prospectus and any prospectus supplement or appearing or incorporated by reference in the registration statement of which this prospectus is a part. The risks and uncertainties described below are not the only ones we must confront. Additional risks and uncertainties not presently known to us, or risks which we currently deem immaterial, may also harm our business. If any of the risks or uncertainties described below or any such additional risks or uncertainties actually occur, our business, results of operations and financial condition could be materially adversely affected. In that case, the trading price of our common stock could decline, and you might lose all or part of your investment.

Because of the unpredictability and variability of revenues from our products, we may not accurately forecast revenues or match expenses to revenues, which could harm our quarterly operating results and cause volatility or declines in our stock price.

Our quarterly revenues, expenses and operating results have varied significantly in the past, and our quarterly revenues, expenses and operating results may fluctuate significantly from period to period in the future due to a variety of factors, including:

•	fluctuations in the size and timing of significant orders;

•	possible delays in recognizing software licensing revenues;

•	the fact that a large portion of our orders are generally booked late in each quarter, increasing the risk that orders anticipated to close in the quarter might not close;

•	uncertainty in the budgeting cycles of customers;

•	the timing of introduction of new or enhanced products; and

•	general economic and political conditions.

We believe that comparisons of quarterly operating results will not necessarily be meaningful and should not be relied upon as the sole measure of our performance. In addition, we may from time to time provide estimates of our future performance. For example, we typically estimate that the first quarter of each year is our weakest quarter and the fourth quarter of each year is our strongest quarter. Estimates are inherently uncertain, and actual results are likely to deviate, perhaps substantially, from our estimates as a result of the many risks and uncertainties in our business, including, but not limited to, those set forth in these risk factors. We do not undertake any duty to update estimates if given. Our operating results in one or more future quarters may fail to meet the expectations of securities analysts or investors. If this occurs, the trading price of our stock is likely to decline significantly.

If we fail to reduce expenses rapidly in the event our revenues unexpectedly decline, our results may be harmed.

We typically operate with little or no software order backlog because our software products are shipped shortly after orders are received. This fact makes software revenues in any quarter substantially dependent on orders booked and shipped throughout that quarter. In addition, a large portion of our orders tend to be booked late in each quarter and we obtain a significant portion of our revenues from indirect sales channels over which we have little control. The combination of these factors makes our revenues difficult to predict from period to period. Expense levels are based, to a significant extent, on expectations of future revenues and are relatively fixed in the short term. If revenue levels are below expectations, our operating results could be harmed.

We may not realize the benefits we expect from the acquisition of SWT.

The integration of SWT’s business into Captiva may be time consuming and expensive, and may disrupt our business. After the acquisition, we will need to overcome significant challenges in order to realize any benefits or synergies from the acquisition. These challenges include the timely, efficient and successful execution of a number of post-transaction integration activities, including:

•	integrating the technologies of the two companies;

•	entering markets in which we have no or limited prior experience;

•	successfully completing the development of SWT’s technology and developing commercial products based on that technology;

•	retaining and assimilating the key personnel of SWT;

•	attracting additional customers for products based on SWT’s technology;

•	implementing and maintaining uniform standards, controls, processes, procedures, policies and information systems; and

•	managing expenses of any undisclosed or potential legal liability of SWT.

The process of integrating operations and technology could cause an interruption of, or loss of momentum in, the activities of one or more of our businesses and the loss of key personnel. The diversion of management’s attention and any delays or difficulties encountered in connection with the acquisition and the integration of SWT’s technology could have an adverse effect on our business, results of operations or financial condition. We may not succeed in addressing these risks or any other problems encountered in connection with the transaction. The inability to successfully integrate the technology and personnel of SWT, or any significant delay in achieving integration, could have an adverse effect on us and, as a result, on the market price of our common stock.

Acquisitions could prove difficult to integrate, disrupt our business, dilute stockholder value and strain our resources.

As part of our business strategy, we intend to continue to enter new markets and to expand our presence in existing markets by acquiring companies that allow us to increase our product offerings, augment our distribution channels, expand our market opportunities or broaden our customer base. Acquisitions, including most recently our acquisition of SWT, are accompanied by the risks commonly encountered in acquisitions of businesses, which include:

•	the possibility that the financial and strategic goals for the acquired and combined business may not be achieved;

•	the possibility that we will pay more than the acquired companies or assets are worth;

•	the difficulty of assimilating the operations and personnel of the acquired businesses;

•	challenges in retaining customers of the acquired business, and customer dissatisfaction or performance problems with the acquired business post acquisition;

•	the potential product liability associated with the sale of the acquired companies’ products;

•	the potential disruption of our ongoing business;

•	the potential dilution of our existing stockholders and earnings per share;

•	unanticipated liabilities, legal risks and costs;

•	the distraction of management from our ongoing business;

•	the impairment of relationships with employees and customers as a result of any integration of new management personnel;

•	the possibility that the acquired companies do not ultimately achieve the strategic purposes intended; and

•	other unanticipated events or circumstances.

Acquisitions also frequently result in recording of goodwill and other intangible assets, which are subject to potential impairments in the future that could harm our operating results. In addition, if we finance acquisitions by issuing convertible debt or equity securities, our existing stockholders may be diluted. Such dilution could adversely affect the market price of our stock. It is also possible that at some point in the future we may decide to enter new markets, thus subjecting ourselves to new risks associated with those markets. Acquisitions of businesses having a significant presence outside the U.S., such as SWT, will increase our relative exposure to the risks of conducting operations in international markets. If we fail to achieve the anticipated benefits of any acquisitions we complete, our business, operating results, financial condition and prospects may be impaired.

Our future success depends on our key management, sales and marketing, professional services, technical support and research and development personnel, whose knowledge of our business and technical expertise would be difficult to replace.

Our products and technologies are complex, and we are substantially dependent upon the continued service of existing key management, sales and marketing, professional services, technical support and research and development personnel. All of these key employees are employees “at will” and can resign at any time. The loss of the services of one or more of these key employees could slow product development processes or sales and marketing efforts or otherwise harm our business.

A significant aspect of our ability to attract and retain highly qualified employees is the equity compensation that we offer, typically in the form of stock options. In December 2004, the FASB issued SFAS No. 123(R). In April 2005, the SEC announced a deferral of the effective date of this pronouncement for calendar year companies until the beginning of 2006. Accordingly, beginning on January 1, 2006, we will be required to include in our statements of operations compensation expense relating to the issuance of employee stock options. As a result, we may decide to issue fewer stock options and may be impaired in our efforts to attract and retain necessary personnel.

If we fail to recruit and retain a significant number of qualified technical personnel, we may not be able to develop, introduce or enhance products on a timely basis.

We require the services of a substantial number of qualified professional services, technical support and research and development personnel. The market for these highly skilled employees is characterized by intense competition, which is heightened by their high level of mobility. These factors make it particularly difficult to attract and retain the qualified technical personnel we require. We have experienced, and may continue to experience, difficulty in hiring and retaining highly skilled employees with appropriate technical qualifications.

If we are unable to recruit and retain a sufficient number of technical personnel with the skills required for existing and future products, we may not be able to complete development of, or upgrade or enhance, our products in a timely manner. Even if we are able to expand our staff of qualified technical personnel, they may require greater than expected compensation packages that would increase operating expenses.

We have a long sales cycle, and our products and services require a sophisticated sales effort, so we cannot predict when expected sales will occur and we may experience unexpected delays in sales despite expending significant sales resources.

Given the high average selling price and the cost and time required to implement our products and services, a customer’s decision to license our products typically involves a significant commitment of resources and is influenced by the customer’s budget cycles and internal approval procedures for IT purchases. In addition, selling our products and services requires us to educate potential customers on the uses and benefits of our products and services. As a result, our products and services have a long sales cycle, which can take three to six months or more. Consequently, we have difficulty predicting the quarter in which sales to expected customers may occur. The sales of our products and services are also subject to delays from the lengthy budgeting, approval and competitive evaluation processes of our customers, which typically accompany significant capital expenditures.

Our products and services require a sophisticated sales effort targeted at senior management of our prospective customers. New employees in our sales department require extensive training and typically take at least six months to achieve full productivity. There is no assurance that new sales representatives will ultimately become productive. If we were to lose qualified and productive sales personnel, our revenues could be adversely impacted.

We may not be able to compete successfully against current and potential competitors.

The input management software industry is currently fragmented and extremely competitive, with no one company having a significant market share. We expect that competition in this industry will intensify in the future. The market for forms processing and document capture solutions is very competitive and subject to rapid change. In addition, because there are relatively low barriers to entry into the software market, we may encounter additional competition from both established and emerging companies. Our current competitors could be acquired by larger companies and could become more formidable competitors. Many potential competitors have longer operating histories and significantly greater financial, technical, marketing and other resources than we do, in addition to significantly greater name recognition and a larger installed base of customers. As a result, these potential competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements or to devote greater resources to the development, promotion and sale of competitive products than we can. There is also a substantial risk that announcements of competing products by current or potential competitors could result in the delay or postponement of customer orders in anticipation of the introduction of the competitors’ new products.

In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their products to address customer needs. These cooperative relationships may limit our ability to sell our products. Accordingly, new competitors or competitive cooperative relationships may emerge and rapidly gain significant market share. Contributing to these challenges, our industry is subject to consolidation, which could subject us to competition with larger companies offering integrated solutions and a greater breadth of products. Potential competitors may bundle their products or incorporate additional components into existing products in a manner that discourages users from purchasing our products.

Increased competition as a result of any combination of the above factors is likely to result in price reductions, fewer customer orders, reduced margins and/or loss of market share, any of which could harm our revenues, business and operating results.

If the market for input management software does not grow, our revenues are unlikely to grow.

The market for input management software has had limited growth in recent years. In addition, the concept of input management software is not widely understood in the marketplace. We have spent, and intend to continue to spend, considerable resources educating potential customers about our software products and the input management market in general. These expenditures may fail to achieve any broadening of the market or additional degree of market acceptance for our products. The rate at which organizations have adopted our products has varied significantly in the past, and we expect to continue to experience variations in the future. If the market for input management products grows more slowly than we anticipate or not at all, our revenues are unlikely to grow and our operating results will suffer.

We currently depend on repeat business for a substantial portion of our revenues and our business and operating results may be harmed if we fail to increase our customer base in the future.

Currently, a significant portion of our revenues is generated from existing customers. Many of our customers initially make a limited purchase of our products and services on a line of business basis or for limited form or document types. These customers may not choose to purchase additional licenses to expand their use of our products. If this occurs, or if existing customers fail to renew services or maintenance contracts, then our revenues from new customers may not be sufficient to offset this and enable us to sustain our current revenue levels.

Conversely, a significant factor in our ability to grow our revenues in the future will be our ability to expand our customer base. We believe our ability to grow depends in part on our ability to expand into the “mid-market” segment of the input management market. Some of our competitors are more established in this segment of the market, and price is a more significant factor in the mid-market segment than the ability of our products to handle large volumes of documents. We have recently released products that address this market segment, and it is uncertain whether and to what extent these products will be successful and to what extent price-driven competition will erode our margins. If we are unsuccessful in expanding into the mid-market segment, or otherwise fail to increase our customer base, our business and operating results will be harmed.

If we are unable to respond in an effective and timely manner to technological change and new products in our industry, our revenues and operating results will suffer.

We expect to release a number of new products and enhancements to existing products in the future and anticipate that a portion of our product revenue growth will come from these new releases. If we experience material delays in introducing new products or product enhancements, our customers may forego the use of our products and use those of our competitors. The market for input management is characterized by rapid technological change, frequent new product introductions and enhancements, uncertain product life cycles, changes in customer demands and evolving industry standards. The introduction of products embodying new technologies and the emergence of new industry standards can render existing products obsolete and unmarketable. Our future success will depend upon our ability to continue to enhance our current products while developing and introducing new products on a timely basis that keep pace with technological developments and satisfy increasingly sophisticated customer requirements. As a result of the complexities inherent in our software, new products and product enhancements can require long development and testing periods. Significant delays in the general availability of these new releases or significant problems in the installation or implementation of these new releases could harm our operating results and financial condition. We have experienced delays in the past in the release of new products and product enhancements. We may fail to develop and market on a timely and cost-effective basis new products or product enhancements that respond to technological change, evolving industry standards or customer requirements. We may also experience difficulties that could delay or prevent the successful development, introduction or marketing of our products or reduce the likelihood that our new products and product enhancements will achieve market acceptance. Any such failures or difficulties would harm our business and operating results.

We may not be successful in expanding into new markets.

One element of our strategy involves applying our technology in new applications for additional markets. To be successful in expanding our sales in new markets, we will need to develop additional expertise in these markets. We may be required to hire new employees with expertise in new target markets in order to compete effectively in those markets. If we are not successful in growing our sales in additional markets, we may not achieve desired sales growth.

We have incurred losses in the past and we may incur losses in the future.

We have incurred net losses as recently as 2002 and in prior periods. Given the competitive and evolving nature of the industry in which we operate, we may not be able to sustain or increase profitability on a quarterly or annual basis, which would likely cause our stock price to decline.

We could be subject to potential product liability claims and third-party litigation related to our products and services, and as a result our operating results might suffer.

Our products are used in connection with critical business functions and may result in significant liability claims if they do not work properly. Limitation of liability provisions included in our license agreements may not sufficiently protect us from product liability claims because of limitations in existing or future laws or unfavorable judicial decisions. The sale and support of our products may give rise to claims in the future that may be substantial in light of the use of those products in business-critical applications. Liability claims could require expenditure of significant time and money in litigation or payment of significant damages.

Software defects could damage our reputation, causing a loss of customers and resulting in significant costs.

Our software products are complex and may contain errors or defects, particularly when first introduced or when new versions or enhancements are released. In the past, we have discovered software errors in certain products after they were released to the market. In addition, our products are combined with complex products developed by other vendors. As a result, should problems occur, it may be difficult to identify the source or sources of the problems. Defects and errors or the perception of defects and errors, found in current versions, new versions or enhancements of these products after commencement of commercial shipments may result in:

•	loss of customers;

•	warranty claims;

•	damage to brand reputation;

•	delay in market acceptance of current and future products; and

•	diversion of development and engineering resources.

The occurrence of any one or more of these factors could harm our operating results and financial condition.

If we cannot manage and expand our international operations or respond to changing regulatory conditions in international markets, our revenues may not increase and our business and results of operations could be harmed.

We currently have international operations, including offices in the United Kingdom, Germany, Australia, Russia, France, and Spain. During the quarters ended June 30, 2005 and 2004, international sales represented 31% and 23% of our revenues, respectively, and during the six months ended June 30, 2005 and 2004, international sales represented 24% and 21% of our revenues, respectively. We anticipate that international sales will increase as a percentage of our revenues and that, for the foreseeable future, a significant portion of our revenues will be derived from sources outside the United States. We intend to continue to expand sales and support operations internationally. We could enter additional international markets, which would require significant management time and financial resources and which, in turn, could adversely affect our operating margins and earnings. To expand international sales, we may establish additional international operations, expand international sales channels, management and support organizations, hire additional personnel, customize our products for local markets, recruit additional international resellers and attempt to increase the productivity of existing international resellers. If we are unable to do any of the foregoing in a timely and cost-effective manner, our international sales growth, if any, will be limited, and our business, operating results and financial condition may be harmed. Even if we are able to expand international operations successfully, we may not be able to maintain or increase international market demand for our products. Our international operations are generally subject to a number of risks, including:

•	costs of and other difficulties in customizing products for foreign countries;

•	costs and challenges of educating customers and developing brand awareness in new local markets;

•	protectionist laws and business practices favoring local competition;

•	greater seasonal reductions in business activity;

•	greater difficulty or delay in accounts receivable collection;

•	difficulties in staffing and managing international operations and in establishing and managing sales channels;

•	foreign and United States taxation issues;

•	regulatory uncertainties in international countries;

•	foreign currency exchange rate fluctuations; and

•	political and economic instability.

The majority of our international revenues and costs are denominated in foreign currencies. Although we do not currently undertake foreign exchange hedging transactions to reduce foreign currency transaction exposure, we may do so in the future. However, we do not have any plans to eliminate all foreign currency transaction exposure. Foreign currency exchange rate fluctuations and other risks associated with international operations could increase our costs, which, in turn, could harm our business. If we are unable to expand and manage our international operations effectively, our business would be harmed.

Failure to further develop and sustain our indirect sales channels could limit or prevent future growth.

Our strategy for future growth depends in part on our ability to increase sales through our indirect sales channels. We have a limited number of distribution relationships for our products with distributors, systems integrators and other resellers, and we may not be able to maintain our existing relationships or form new or successful relationships. Competitors may have existing relationships with various distributors, systems integrators and other resellers that could make it difficult for us to form new relationships in some cases. If our indirect sales channels do not continue to grow, our ability to generate revenues may be harmed.

Our current agreements with our indirect sales channels typically do not prevent these companies from selling products of other companies, including products that may compete with our products, and they do not generally require these companies to purchase minimum quantities of our products. Some of these relationships are governed by agreements that can be terminated by either party with little or no prior notice. These indirect sales channels could give higher priority to the products of other companies or to their own products than they give to our products. The loss of, or significant reduction in, sales volume from any of our current or future indirect sales channels as a result of any of these or other factors could harm our revenues and operating results.

If we are unable to protect our intellectual property, our business may be harmed.

Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our products or technology. Monitoring unauthorized use of our products is difficult, and we cannot be certain that the steps we have taken will prevent misappropriation of our technology, particularly in countries where the laws may not protect our proprietary rights as fully as in the United States.

We have begun performing significant research and development outside of the United States, where intellectual property protection is less stringent than in the United States. In addition, our competitors might independently develop similar technology, duplicate our products or circumvent any patents or other intellectual property rights that we may have. Due to rapid technological change in our market, we believe the various legal protections available for our intellectual property are of limited value. Instead, we seek to establish and maintain a technology leadership position by leveraging the technological and creative skills of our personnel to create new products and enhancements to existing products.

We depend upon software that we license from and products provided by third parties, the loss of which could increase our expenses or even harm our ability to deliver our products to customers.

We rely upon certain software licensed from third parties, including software that is integrated with our internally developed software and used in our products to perform key functions. There can be no assurance that these technology licenses will not infringe the proprietary rights of others or will continue to be available to us on commercially reasonable terms, if at all. The loss of or inability to maintain any of these software licenses could result in shipment delays or reductions until equivalent software could be developed, identified, licensed and integrated. Delays of this type could materially adversely affect our business, operating results and financial condition.

In addition, we derive a significant portion of our revenues from reselling third-party products, primarily digital scanners. These third-party products may not continue to meet industry standards or be available to us on commercially reasonable terms if at all, in which case our operating results and financial condition would be harmed. In addition, we have little control over the quality of these third-party products other than our decisions as to which products to resell.

If we are subject to a claim that we infringe a third party’s intellectual property, our operating results could suffer.

Substantial litigation regarding intellectual property rights and brand names exists in the software industry. We expect that software product developers increasingly will be subject to infringement claims as the number of products and competitors in our industry grows and the functionality of products in related industries overlaps. Third parties, some with far greater financial resources than ours, may claim infringement of their intellectual property rights by our products.

Any claim of this type, with or without merit, could:

•	be time consuming to defend;

•	result in costly litigation;

•	divert management’s attention and resources;

•	cause product shipment delays;

•	require us to redesign products;

•	require us to enter into royalty or licensing agreements; or

•	cause others to seek indemnity from us.

If we are required to enter into royalty or licensing agreements to resolve an infringement claim, we may not be able to enter into those agreements on favorable terms. A successful claim of product infringement against us, or failure or inability either to license the infringed or similar technology or to develop alternative technology on a timely basis could harm our operating results, financial condition or liquidity.

If we are unable to continue to implement and improve financial and managerial controls and continue to improve our reporting systems and procedures, we may not be able to manage growth effectively and our operating results may be harmed.

Growth will place a significant strain on our management, information systems and resources. In order to manage this growth effectively, we will need to continue to improve our financial and managerial controls and our reporting systems and procedures. Any inability of our management to integrate employees, products, technology advances and customer service into our operations and to eliminate unnecessary duplication may have a materially adverse effect on our business, financial condition and results of operations.

If we are unable to build awareness of our brands, we may not be able to compete effectively against competitors with greater name recognition and our sales could be adversely affected.

If we are unable to economically achieve and maintain a leading position in input management software or to promote and maintain our brands; our business, results of operations and financial condition could suffer. In order to attract and retain customers and to promote and maintain our brands, we may be required to increase our marketing and advertising budget or increase our other sales expenses. There can be no assurance that our efforts will be sufficient or that we will be successful in attracting and retaining customers or promoting our brands.

Most of our revenues are currently derived from sales of and services associated with five software product lines. If demand for these product lines declines or fails to grow as expected, our revenues will be harmed.

We derive substantially all of our revenues from our FormWare, Input Accel, SWT, Pixel and Context product lines. Our future operating results will depend heavily upon continued and widespread market acceptance for these product lines and enhancements to these products. A decline in the demand for any of these product lines as a result of competition, technological change or other factors may cause our revenues to decrease.

In the past, we have depended heavily on service revenues to increase overall revenues, and we may not be able to sustain the existing levels of profitability of this part of our business.

Many of our customers enter into professional services and maintenance agreements, which together comprise a significant portion of our revenues. Service revenues represented 39% and 41% of our total revenues during the quarters ended June 30, 2005 and 2004, respectively, and 40% and 42% of our total revenues during the six months ended June 30, 2005 and 2004. The level of service revenues in the future will depend largely upon growing our professional services group and ongoing renewals of customer maintenance contracts by our installed customer base. Our professional services revenues could decline if third-party organizations such as systems integrators compete for the installation or servicing of our products. In addition, our customer maintenance contracts might be reduced in size or scope or might not be renewed in the future.

We are subject to the effects of general economic and geopolitical conditions.

Our business is subject to the effects of general economic conditions and, in particular, market conditions in the industries that we serve. Recent political turmoil in many parts of the world, including terrorist and military actions, may put pressure on global economic conditions. Our customers’ decisions to purchase our products are discretionary and subject to their internal budget and purchasing processes, which may be affected by the above factors. If economic conditions deteriorate, our business and operating results are likely to be adversely impacted.

Accounting charges resulting from mergers and acquisitions will continue to have a negative effect on earnings over future quarters.

As a result of our prior acquisitions, we have recorded substantial goodwill and intangible assets. The amortization of these assets will negatively affect earnings during the amortization periods, which could have a negative effect on our stock price. Additionally, we are required to test our goodwill for impairment at least annually, and more often if impairment indicators arise, and to review our intangible assets for impairment if indicators of impairment are present. In the event that we determine that our goodwill or intangible assets have become impaired, we would be required to recognize a non-cash charge that would negatively impact earnings in the impairment period, which could also have a negative effect on our stock price.

Provisions in our charter documents, Delaware law and our stockholder rights plan may have anti-takeover effects that could discourage or prevent a change in control, which may depress our stock price.

Provisions in our certificate of incorporation and bylaws and our stockholder rights plan may discourage, delay or prevent a merger or acquisition of us that the majority of our stockholders may consider favorable. Provisions of our certificate of incorporation and bylaws:

•	prohibit cumulative voting in the election of directors;

•	eliminate the ability of stockholders to call special meetings; and

•	establish advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted on by stockholders at stockholder meetings.

The terms of our stockholder rights plan are set forth in the rights agreement entered into by us and the rights agent. The rights granted pursuant to the rights agreement may cause substantial dilution to any party that attempts to acquire us or our stock on terms that our board of directors determines are not in the best interests of our stockholders and therefore may have anti-takeover effects. Certain provisions of Delaware law also may discourage, delay or prevent a party from acquiring or merging with us, which may cause the market price of our common stock to decline.

We may incur increased costs as a result of recently enacted and proposed changes in laws and regulations relating to corporate governance matters and public disclosure.

Recently enacted and proposed changes in the laws and regulations affecting public companies, including the provisions of the Sarbanes-Oxley Act of 2002, rules adopted or proposed by the SEC and by the Nasdaq National Market, and new accounting pronouncements will have resulted in increased costs to us as we have evaluated the implications of these laws, regulations and standards and responded to their requirements. To maintain high standards of corporate governance and public disclosure, we intend to invest all reasonable necessary resources to comply with evolving and increasingly complex and stringent standards. This investment has resulted in increased general and administrative expenses and a diversion of management time and attention from strategic revenue generating and cost management activities.

If we fail to maintain effective internal control over financial reporting, we may be required to make additional public disclosures related to our internal control deficiencies and our management may not be able to conclude that our internal control over financial reporting is effective in future periods.

Although we believe our existing internal control over financial reporting is effective, there is no assurance that we will meet the certification requirements at the end of any reporting period, which could result in inclusion of a negative attestation report of our independent registered public accounting firm in our subsequent annual report and cause a decline in our stock price.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

Some of the statements contained in this prospectus or incorporated by reference into this prospectus are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or Exchange Act, and are subject to the safe harbor created by the Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements relating to our anticipated financial and/or operational performance and can generally be identified as such because many of these statements are preceded by, followed by or include the words “will,” “may,” “could,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “project,” “seek,” or similar expressions. Statements that described our plans, strategies, intentions, expectations, objectives, goals or prospects are forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events and future trends affecting our business, based on the information currently available to us. These forward-looking statements are subject to risks, uncertainties and assumptions, including the inherent difficulties in integrating acquisitions into our existing business, possible changes in our financial condition, our ability to compete successfully against current and potential competitors, our ability to expand into new markets, our ability to respond to technological changes and new products in the industry, our ability to protect our intellectual property, the risks related to our internal controls and procedures, and any other risks described in the section entitled “RISK FACTORS,” beginning on page 3. Because the risk factors discussed in this prospectus or incorporated by reference could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any such forward-looking statements.

Any forward-looking statement speaks only as of the date on which it is made, or if no date is stated, as of the date of this prospectus. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements.

USE OF PROCEEDS

All of our common stock being offered under this prospectus is being sold by the selling stockholder. We will not receive any proceeds from the sale of our common stock by the selling stockholder.

SELLING SECURITY HOLDERS

Background

On May 10, 2005, we entered into a definitive purchase agreement pursuant to which we acquired SWT, a privately held provider of automatic data extraction and intelligent document capture solutions and technology based in France. Pursuant to the terms of the purchase agreement, we created a wholly-owned subsidiary, Captiva Software France EURL, organized under French laws, as a vehicle for acquiring all of the outstanding capital stock of SWT in exchange for cash and 179,498 shares of our common stock. The transactions contemplated by the definitive purchase agreement, including the issuance of 179,498 shares of our common stock to the selling stockholder, were consummated on May 27, 2005. When we refer to the “selling stockholder” in this prospectus, we mean Hervé Debbah, as well as any pledgees, donees, assignees, transferees, successors and others who later hold any of Mr. Debbah’s interests.

Selling Security Holder Table

We have filed a registration statement with the SEC, of which this prospectus forms a part, with respect to the resale of our common stock covered by this prospectus from time to time under Rule 415 of the Securities Act.

Our common stock being offered by this prospectus is being registered to permit secondary public trading of our common stock. Subject to the restrictions described in this prospectus, the selling stockholder may offer our common stock covered under this prospectus for resale from time to time. The shares of our common stock covered, as to their resale, under this prospectus include the 179,498 shares issued to the selling stockholder in connection with our acquisition of SWT and any additional shares issued to prevent dilution resulting from stock splits, stock dividends or similar transactions. In addition, subject to the restrictions described in this prospectus, the selling stockholder may sell, transfer or otherwise dispose of a portion of our common stock being offered under this prospectus in transactions exempt from the registration requirements of the Securities Act. See “PLAN OF DISTRIBUTION” beginning on page 15.

The table below presents information as of September 23, 2005 regarding the selling stockholder and the shares that the selling stockholder, and his pledgees, assignees and successors in interest, may offer and sell from time to time under this prospectus. More specifically, the following table sets forth as to the selling stockholder:

•	the number and percent of shares of our common stock that the selling stockholder beneficially owned prior to the offering for resale of any of the shares of our common stock being registered by the registration statement of which this prospectus is a part;

•	the number of shares of our common stock that may be offered for resale for selling stockholder’s account under this prospectus; and

•	the number and percent of shares of our common stock to be held by the selling stockholder after the offering of the resale shares, assuming all of the resale shares are sold by the selling stockholder and that the selling stockholder does not acquire any other shares of our common stock prior to his assumed sale of all of the resale shares.

The table is prepared based on information supplied to us by the selling stockholder. Unless set forth in this prospectus, to our knowledge, the selling stockholder does not have or within the past three years has not had a material relationship with us or any of our predecessors or affiliates or beneficially owns or owned in excess of 1% of our common stock, other than his employment as Chairman and Managing Director of SWT, prior to its acquisition by us, and current employment with us as the President Director General of our wholly-owned subsidiary, SWT, which has been renamed Captiva Software S.A. Although we have assumed for purposes of the table below that the selling stockholder will sell all of the shares offered by this prospectus, because the selling stockholder may offer from time to time all or some of his shares covered under this prospectus, or in another permitted manner, no assurances can be given as to the actual number of shares that will be resold by the selling stockholder or that will be held by the selling stockholder after completion of the resales. In addition, the selling stockholder may have sold, transferred or otherwise disposed of the common stock in transactions exempt from the registration requirements of the Securities Act since the date he provided the information regarding his security holdings. Information concerning the selling stockholder may change from time to time and changed information will be presented in a supplement to this prospectus if and when necessary and required. Except as described above, there are currently no agreements, arrangements or understandings with respect to the resale of any of the shares covered by this prospectus.

The applicable percentages of ownership are based on an aggregate of 13,373,240 shares of our common stock issued and outstanding on September 23, 2005. The number of shares beneficially owned by the selling stockholder is determined under rules promulgated by the SEC.

	Shares Beneficially Owned Prior to Offering (1)		Number of Shares Being Offered	Shares Beneficially Owned After Offering
Name	Number	Percent (2)		Number (3)	Percent
Hervé Debbah	179,498	1.3%	179,498	—	—
Any pledgees, assignees and successors-in-interest of the selling stockholder (4)	—	—	—	—	—

(1)	This table is based upon information provided by the selling stockholder. Beneficial ownership is determined in accordance with the rules and regulations of the SEC and generally includes (1) any securities that are or will become exercisable within the next 60 days and (2) consideration of voting or investment power with respect to the securities at issue.
(2)	Calculated based on 13,373,240 shares of common stock outstanding as of September 23, 2005 and on the selling stockholder’s beneficial ownership of shares of common stock as of September 23, 2005.
(3)	Assumes that the selling stockholder will sell all of his shares of common stock being registered hereby. Based on the selling stockholder’s beneficial ownership of shares of our common stock as of September 23, 2005.
(4)	Information concerning other selling security holders, if any, will be set forth in one or more prospectus supplements from time to time, if required.

PLAN OF DISTRIBUTION

The selling stockholder and any of his pledgees, assignees and successors-in-interest may, from time to time, resell under this prospectus up to 179,498 shares of our common stock covered by this prospectus on any stock exchange, market or trading facility on which the shares are traded or in private transactions. The selling stockholder may sell the shares from time to time and may also decide not to sell all of the shares that he is allowed to sell under this prospectus. The selling stockholder will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling stockholder may effectuate such transactions by selling the shares to or through broker-dealers using any one or a combination of the following methods:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling stockholder may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. Broker-dealers engaged by the selling stockholder may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholder does not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

From time to time, the selling stockholder may pledge or grant a security interest in some or all of the shares of our common stock covered by this prospectus that he owns and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of our common stock covered by this prospectus from time to time under this prospectus or an amendment to this prospectus under Rule 424(b)(3) of the Securities Act, or another applicable provision of the Securities Act, amending the list of selling stockholders to include the pledgees, transferees or other successors-in-interest as the selling stockholder under this prospectus.

The selling stockholder also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the reselling beneficial owners for purposes of this prospectus. Furthermore, the selling stockholder may enter into hedging transactions with respect to the shares.

The selling stockholder and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling stockholder has informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of such distribution. In addition, the selling stockholder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of the selling stockholder’s purchases and sales of shares of common stock. We will make copies of this prospectus available to the selling stockholder and have informed him of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

The selling stockholder may sell the shares only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

To the extent required pursuant to Rule 424(b) of the Securities Act, upon being notified by the selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or purchase by a broker or dealer, we will file a supplement to this prospectus. Such supplement will disclose:

•	the name of the participating broker-dealer(s);

•	the number of shares involved;

•	the price at which such shares were sold;

•	the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

•	that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

•	other facts material to the transaction.

We will bear all costs, expenses and fees in connection with the registration of the common stock. The selling stockholder will bear all commissions and discounts, if any, attributable to the sales of the sales. The selling stockholder may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

LEGAL MATTERS

Cooley Godward LLP, 4401 Eastgate Mall, San Diego, California 92121, will pass upon the validity of the issuance of the common stock offered by this prospectus.

EXPERTS

The consolidated financial statements, financial statement schedule and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2004 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The audited historical consolidated financial statements of SWT SA included in Captiva Software Corporation’s Current Report on Form 8-K/A dated May 27, 2005 have been so incorporated in reliance on the report of PricewaterhouseCoopers Audit, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any document we file with the SEC at the SEC’s public reference room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You may obtain information on the operation of the SEC’s public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to you free of charge at the SEC’s website at http://www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

As allowed by SEC rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement. The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed or furnished separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information modified, supplemented or superseded by information contained directly in this prospectus. Any statement that is modified or superseded shall not, except as so modified or superseded, constitute a part of this prospectus. Information that we subsequently file with the SEC will automatically update this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed or furnished with the SEC which contain important information about our company and its financial condition:

•	Annual Report on Form 10-K for the year ended December 31, 2004;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005 and June 30, 2005;

•	Our definitive proxy statement for the 2004 Annual Meeting of Stockholders filed with the SEC on April 21, 2005;

•	Current Report on Form 8-K/A filed on August 11, 2005;

•	Current Reports on Form 8-K filed on September 6, 2005, June 29, 2005, June 2, 2005, May 13, 2005 and February 16, 2005;

•	The description of our common stock contained in our registration statement on Form 8-A12B (Filed No. 001-13347) filed with the SEC on September 10, 1997, including any amendments or reports filed for the purpose of updating such description; and

•	The description of our common stock contained in our registration statement on Form 8-A (File No. 0-22292) filed with the SEC on August 23, 1993, as amended by Amendment No. 1 to our registration statement on Form 8-A filed with the SEC on September 7, 1993.

All documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering are incorporated by reference into this prospectus.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act covering the securities described in this prospectus. This prospectus does not contain all of the information included in the registration statement, some of which is contained in exhibits included with or incorporated by reference into the registration statement. The registration statement, including the exhibits contained or incorporated by reference therein, can be read at the SEC’s website or at the SEC offices referred to above. Any statement made in this prospectus concerning the contents of any contract, agreement or other document is only a summary of the actual contract, agreement or other document. If we have filed or incorporated by reference any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

You may request free copies of any or all of these filings by writing or telephoning us at the following address:

Captiva Software Corporation

10145 Pacific Heights Blvd.

San Diego, CA 92121

(858) 320-1000

Attention: General Counsel

Out internet address is www.captivasoftware.com. We make available, free of charge, through our website, copies of our annual report on Form 10-K and quarterly reports on Form 10-Q and amendments to those reports, if any, filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after filing such material electronically or otherwise furnishing it to the SEC. Information contained on our website is not part of this prospectus. You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this prospectus and any prospectus supplement. The information contained in this prospectus and any prospectus supplement is accurate only as of the date of this prospectus and any prospectus supplement and, with respect to material incorporated herein by reference or in any prospectus supplement, the dates of such referenced material.